May 17, 2011

Dr. Richard E. Caruso
Chairman of the Board of Directors
Integra LifeSciences Holdings Corporation
311 Enterprise Drive Plainsboro, NJ 08536 Re:	Automatic One-Year Extension of Employment Agreement

Dear Rich:

Pursuant to Section 2.1 of that certain Second Amended and Restated Employment Agreement dated as of July 27, 2004 between Integra LifeSciences Holdings Corporation (the “Company”) and me, as amended by Amendment 2006-1 to the Second Amended and Restated Employment Agreement, the Amendment 2008-1 to the Second Amended and Restated Employment Agreement, the Amendment 2008-2 to the Second Amended and Restated Employment Agreement and the 2009-1 Amendment to the Second Amended and Restated Employment Agreement (such Second Amended and Restated Employment Agreement, as so amended being hereinafter called the “Employment Agreement”), this letter is to notify you that I will not give written notice to you of the termination of the Employment Agreement at least six months prior to the end of the current term.

Accordingly, if the Company does not give notice to me of the exercise of its right to terminate the Employment Agreement at least six months prior to the expiration of the current term, the term of the Employment Agreement will be automatically extended through December 31, 2012 in accordance with its terms.

Very truly yours,

/s/ Stuart M. Essig

Stuart M. Essig
Chief Executive Officer
The Company hereby notifies Stuart M. Essig that it will not give Stuart M. Essig notice of termination of the current term of the Employment Agreement. Accordingly, the term of the Employment Agreement will be automatically extended through December 31, 2012 in accordance with its terms.

In consideration of Stuart M. Essig’s notice that he will not give notice of nonrenewal of the current term of the Employment Agreement, effective May 17, 2011, the Company will grant Stuart M. Essig 165,000 fully vested units pursuant to the terms of a fully vested contract stock/units agreement the form of which was approved by the Compensation Committee of the Board of Directors on May 17, 2011.

Integra LifeSciences Holdings Corporation

/s/ Richard E. Caruso

By: Richard E. Caruso Chairman of the Board of Directors